FOR IMMEDIATE RELEASE

Wingstop Inc. Releases Preliminary Full Year 2015 Sales Results
Reports 18.7% Unit Growth and 7.9% Domestic Same Store Sales

Dallas, TX. January 11, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today released preliminary unaudited sales results for the full year 2015 and fiscal fourth quarter periods ended December 26, 2015.

Highlights for the fiscal year 2015 as compared to the fiscal year 2014:

▪	System-wide restaurant count increased 18.7% to 845 worldwide locations, driven by 133 net unit openings

▪	Domestic same store sales increased 7.9%

▪	Company-owned restaurant same store sales increased 9.4%

▪	System-wide sales increased 21.0% to approximately $821 million

▪	Total revenue is expected to be between $77.6 million and $77.9 million, an increase from our prior guidance of between $76.8 million and $77.2 million.

Highlights for the fiscal fourth quarter 2015 as compared to the fiscal fourth quarter 2014:

▪	38 net new system-wide restaurants were opened

▪	Domestic same store sales increased 5.9%

▪	Company-owned restaurant store sales increased 9.9%

▪	System-wide sales increased 19.6% to approximately $218 million

As of December 26, 2015, there were 845 Wingstop restaurants system-wide. This included 786 restaurants in the United States, of which 767 were franchised restaurants and 19 were company-owned. Our international footprint consisted of 59 franchised restaurants across six countries.

President and Chief Executive Officer Charlie Morrison stated, “Unit growth is a critical component of our long-term plan and we are thrilled to have opened 133 net new franchised restaurants in 2015, representing 18.7% unit growth. Our pipeline has never been stronger and stands at 530 domestic development commitments as of year-end. This includes our recently-signed 35 restaurant agreement with Sizzling Platter, which is our largest domestic area development agreement to date. In total, 78% of all restaurants in our pipeline stem from existing Wingstop franchisees who are eager to continue growing and succeeding with our one-of-a-kind brand.”

Morrison concluded, “Based upon our preliminary results, we surpassed our previously raised expectations for domestic same store sales increases of 7.25% to 7.5% with 7.9% domestic same store sales growth in 2015. We have now realized 12 consecutive years of same store sales growth, and over the past four years ended December 26, 2015, domestic same store sales on a stacked basis have risen 44.1%. We have also seen continued growth in our online sales mix, which was 15% of our domestic system-wide sales during the fiscal fourth quarter.”

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 845 restaurants across the United States, Mexico, Russia, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fourth quarter 2015. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, sauced and tossed and served with a variety of house-made sides including Wingstop’s hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com. Become a fan of Wingstop by visiting facebook.com/Wingstop or twitter.com/wingstop.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our full year 2015 outlook for new franchise restaurant openings, domestic same store sales growth, total revenue, online sales mix, as well as our domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for fiscal fourth quarter or full year 2015, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Please refer to the risk factors discussed in our Registration Statement on Form S-1, as amended, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Kristina Jorge
646-277-1234
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com